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                                                                     EXHIBIT 5.6


                           [LETTERHEAD OF STIBBE P.C.]






Hans P. Witteveen                                     Milacron Inc.
T +1 212 972 4000                                     2090 Florence Avenue
F +1 212 972 4929                                     Cincinnati, Ohio 45206
hans.witteveen@stibbe.com




                                   [...], 2004


RE: MILACRON INC. $225,000,000 PRINCIPAL AMOUNT OF 11-1/2% SENIOR SECURED NOTES DUE 2011



Ladies and Gentlemen,

1. We have acted as special Dutch counsel to Milacron Capital Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (the "Dutch Guarantor") and a subsidiary of Milacron Inc., a Delaware corporation ("Milacron"), in connection with the proposed issuance and exchange (the "Exchange Offer") of up to $225,000,000 principal amount of Milacron's 11-1/2% Senior Secured Notes due 2011 (the "Original Notes") for a like principal amount of Milacron's 11-1/2% Senior Secured Notes due 2011 (the "Exchange Notes" and, together with the Original Notes, the "Notes") to be registered under the Securities Act of 1933, as amended (the "Act"). The Exchange Notes are to be issued pursuant to the Indenture dated as of May 26, 2004 (the "Indenture"), between Milacron Escrow Corporation, a Delaware corporation that was merged with and into Milacron, and U.S. Bank National Association, as trustee (the "Trustee"), as supplemented by the Supplemental Indenture dated as of June 10, 2004 (the "Supplemental Indenture"), among Milacron, Milacron's subsidiaries listed on Schedule A thereto (the "Guarantors") and the Trustee, pursuant to which Milacron assumed all of the obligations of Milacron Escrow Corporation under the Indenture and the Guarantors agreed to guarantee the Notes on the terms and subject to the conditions set forth in the Indenture.
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2.    For the purpose of this opinion, we have exclusively examined and relied upon the photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

      (a)   the Indenture;

      (b)   the Supplemental Indenture;

      (c) the guarantee to be endorsed on the Exchange Notes (the "Exchange Guarantee");

      (d) an extract from the Commercial Register of the Chamber of Commerce in Rotterdam, the Netherlands, relating to the Dutch Guarantor dated the date hereof (the "Extract");

      (e) the articles of association (statuten) of the Dutch Guarantor dated March 15, 2004 (the "Articles"), which are the articles of association of the Dutch Guarantor as currently in force according to the Extract;

      (f) the written shareholders resolutions adopted by the sole shareholder of the Dutch Guarantor on May 12, 2004; and

      (g) the written resolutions adopted by the management board of the Dutch Guarantor on May 10, 2004.

3.    In rendering this opinion we have assumed:

      (a) the legal capacity of natural persons, the genuineness of all signatures, and the authenticity and completeness of all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means;

      (b) that the Dutch Guarantor has been duly incorporated under the laws of the Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid);

      (c) that any and all authorisations and consents of, or other filings with or notifications to, any public authority or other relevant body or person in or of any jurisdiction

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            which may be required in respect of the execution or performance of the Supplemental Indenture and the Exchange Guarantee have been or will be obtained or made, as the case may be;

      (d) that the information set forth in the Extract is complete and accurate on the date hereof and consistent with the information contained in the file with respect to the Dutch Guarantor kept by the Commercial Register of the Chamber of Commerce in Rotterdam, the Netherlands;

      (e) that the Dutch Guarantor has not been declared bankrupt (failliet verklaard), granted suspension of payments (surseance van betaling verleend) or dissolved (ontbonden); although not constituting conclusive evidence, this assumption is supported by the contents of the Extract and by enquiries made by telephone on the date hereof with the office of the bankruptcy clerk (faillissementsgriffie) of the district court (rechtbank) in Rotterdam, the Netherlands, which did not reveal any information which would render this assumption to be untrue;

      (f) that the resolutions referred to in paragraph 2(f) and (g) above have not been annulled, revoked or rescinded and are in full force and effect as at the date hereof;

      (g) that the entering into the Supplemental Indenture and the issue of the Exchange Guarantee can be regarded as being in the corporate interest of the Dutch Guarantor for purposes of section 2:7 of the Netherlands Civil Code;

      (h) that none of the insolvency and liquidation procedures listed in respectively Annex A and Annex B to Council Regulation (EC) No. 1346/2000 of 29 May 2000 on Insolvency Procedures has been declared applicable to the Dutch Guarantor by a court in any of the member states of the EU (with the exception of Denmark) other than the Netherlands;

      (i) that the Dutch Guarantor does not have and should not have a works council (ondernemingsraad);

      (j) that as of the date hereof the shareholders' meeting of the Dutch Guarantor has not resolved to make any resolution of the management board of the Dutch Guarantor subject to its approval as referred to in article 12 subsection 1 of the Articles; and


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      (k)   that the member of the management board of the Dutch Guarantor does not have a conflict of interest with the Dutch Guarantor with respect to (i) the Dutch Guarantor entering into and performing its obligations under the Supplemental Indenture and (ii) the Dutch Guarantor issuing and performing its obligations under the Exchange Guarantee.

4. We have not investigated the laws of any jurisdiction other than the Netherlands. This opinion is limited to matters of the laws of the Netherlands as they presently stand and as they are interpreted in case law of the courts of the Netherlands published in printed form as at the date of this opinion. We do not express any opinion with respect to any public international law or on the rules of or promulgated under any treaty or by any treaty organisation, other than any EC law provisions having direct effect. Furthermore, we do not express any opinion with respect to any tax laws.

5. Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, and subject to any factual matters not disclosed to us and inconsistent with the information revealed by the documents reviewed by us in the course of our examination referred to above, having regard to such legal considerations of Netherlands law as we deem relevant to enable us to give this opinion, we are as at the date hereof of the following opinion:

      (a) the Dutch Guarantor has duly authorized, executed and delivered the Supplemental Indenture; and

      (b) the Dutch Guarantor has duly authorized the execution and delivery of the Exchange Guarantee.

6.    This opinion is subject to the following qualifications:

      (a) we express no opinion as to the accuracy of any representations or warranties given by the Dutch Guarantor or any other party (express or implied) under or by virtue of any of the Supplemental Indenture or the Exchange Guarantee;

      (b) the opinions expressed above are limited by any applicable fraudulent conveyance, bankruptcy (faillissement), suspension of payments (surseance van betaling), insolvency, moratorium, reorganisation, liquidation, suretyship or similar laws affecting the enforceability of rights of creditors generally (including rights of set-off) in any relevant jurisdiction including but not limited to section 3:45 of the



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            Netherlands Civil Code and section 42 of the Netherlands Bankruptcy
            Code (Faillissementswet) concerning fraudulent conveyance;

      (c) the opinions expressed above are further subject to the effect of general principles of equity, including (without limitation) the concepts of materiality, reasonableness and fairness (redelijkheid en billijkheid as known under Netherlands law), imprevision, misrepresentation, good faith and fair dealing and subject to the concepts of error (dwaling) and fraud (bedrog);

      (d) service of process of any proceedings before the courts of, and enforcement of judgments in, the Netherlands must be performed in accordance with applicable Netherlands rules of civil procedure;

      (e) under the laws of the Netherlands the remedy of specific performance is not generally available; and

      (f) the concept of "delivery of documents" as known under New York law is not known as such under the laws of the Netherlands.

7. In this opinion, Netherlands legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by Netherlands law and be brought before a court in the Netherlands.

8. We assume no obligation to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge occurring after the date hereof which may affect this opinion in any respect. This opinion is addressed to you and given for your sole benefit in connection with the Exchange Offer only and may not be disclosed or quoted to or relied upon by any person (other than your respective legal or other advisers) or be used for any other purpose, without our prior written consent in each instance, provided that we hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement on Form S-4 (the "Registration Statement") under the Act, relating to the Exchange Offer. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


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Yours faithfully,

Stibbe P.C.

Hans Witteveen



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